UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 29, 2007

Belmar Capital Fund LLC
(Exact Name of Registrant as Specified in Charter)

Delaware	000-32633	04-3508106
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

The Eaton Vance Building
255 State Street
Boston, Massachusetts 02109
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: 617-482-8260

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction
A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act
(17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
(17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
Act (17 CFR 240.13e-4(c))

Item 4.02(a)	Non-Reliance on Previously Issued Financial Statements or a Related Audit
Report or Completed Interim Review.

In financial statements prior to December 31, 2006, Belmar Capital Fund LLC (the Fund) had consolidated real estate joint ventures in which it held a majority economic interest. On May 29, 2007, the Fund determined that such investments should not have been consolidated because the Fund did not have voting rights to control significant decisions relating to the real estate joint ventures and that the Fund’s net investment in the real estate joint venture(s) should be presented using the equity method. In addition, Fund management determined that the classification of certain amounts in the prior years’ consolidated financial statements should be revised. The revised accounting and classification for the items noted will have no effect on the Fund’s previously stated net asset value per share, net assets, net investment income, and net increase in net assets from operations or total return.

Fund management has concluded that the Fund’s audited financial statements for fiscal 2001 through fiscal 2005, as well as related reports of the Fund’s independent registered public accounting firm, should no longer be relied upon. Fund management intends to restate the Fund’s financial statements and related financial information for the years ended December 31, 2005 and 2004 in its Annual Report on Form 10-K for the year ended December 31, 2006. Subsequent to the restatement, Fund management intends to prospectively amend its previously filed Quarterly Reports on Form 10-Q for each of the first three quarters in the year ended December 31, 2006 when it files its 2007 Quarterly Reports.

Fund management and the Audit Committee discussed the matters disclosed in this Current Report on 8-K with Deloitte & Touche LLP, the Fund’s independent registered public accounting firm.

.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Belmar Capital Fund LLC

By: /s/Thomas E. Faust Jr.
Thomas E. Faust Jr.
Chief Executive Officer

Date: June 5, 2007